Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intrepid Potash, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-230222) on Form S-3 and Registration Statements (Nos. 333-233057, 333-218423, 333-211650 and 333-150444) on Form S-8 of Intrepid Potash, Inc. of our report dated March 3, 2020, with respect to the consolidated balance sheets of Intrepid Potash, Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and the financial statement schedule II (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Intrepid Potash, Inc. Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update 2016-02 Leases (ASC Topic 842).

/s/ KPMG LLP

Denver, Colorado
March 3, 2020